Exhibit 99.2

Keurig Dr Pepper Announces Tender Offers for Outstanding Series of its Senior Unsecured Notes

BURLINGTON, MA, and FRISCO, TX, April 7, 2022 – Keurig Dr Pepper Inc. (NASDAQ: KDP) announced today the commencement of a series of tender offers to purchase for cash certain of its outstanding series of senior unsecured notes listed in the table below (collectively, the “Notes”) for an aggregate purchase price, excluding accrued and unpaid interest, of up to $1.6 billion.

	Title of Security	CUSIP Number	Principal Amount Outstanding	Maximum Amount(1)	Acceptance Priority Level(2)	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread	Early Tender Payment (3)(4)
2025 Tender Offer	4.417% Senior Notes due 2025	49271VAH3 565122AD0 U56495AD3	$1,000,000,000	$400,000,000	1	1.750% UST due March 15, 2025	FIT1	+43 bps	$50
2028 Tender Offer	4.597% Senior Notes due 2028	49271VAF7	$2,000,000,000	$600,000,000	1	2.500% UST due March 31, 2027	FIT1	+85 bps	$50
Long Dated Tender Offers	5.085% Senior Notes due 2048	49271VAD2 565122AG3 U56495AF8	$750,000,000	$600,000,000	1	1.875% UST due November 15, 2051	FIT1	+153 bps	$50
	4.985% Senior Notes due 2038	49271VAC4	$500,000,000		2	2.375% UST due February 15, 2042	FIT1	+128 bps	$50
	4.500% Senior Notes due 2045	26138EAT6	$550,000,000		3	2.375% UST due February 15, 2042	FIT1	+148 bps	$50
	4.420% Senior Notes due 2046	26138EAY5	$400,000,000		4	1.875% UST due November 15, 2051	FIT1	+150 bps	$50

(1)

$400,000,000 represents the maximum aggregate purchase price payable, excluding accrued and unpaid interest (the “2025 Maximum Amount”), in respect of the 4.417% Senior Notes due 2025 that may be purchased in the 2025 Tender Offer. $600,000,000 represents the maximum aggregate purchase price payable, excluding accrued and unpaid interest (the “2028 Maximum Amount”), in respect of the 4.597% Senior Notes due 2028 that may be purchased in the 2028 Tender Offer. $600,000,000 represents the maximum aggregate purchase price payable, excluding accrued and unpaid interest (the “Long Dated Maximum Amount” and, together with the 2025 Maximum Amount and the 2028 Maximum Amount, the “Maximum Amounts”), in respect of the 5.085% Senior Notes due 2048, the 4.985% Senior Notes due 2038, the 4.500% Senior Notes due 2045 and the 4.420% Senior Notes due 2046 that may be purchased in the Long Dated Tender Offers.

(2)

Subject to the Maximum Amounts and proration if applicable, the principal amount of each series of Notes that is purchased in each tender offer will be determined in accordance with the applicable acceptance priority level (in numerical priority order) specified in this column.

(3)	Per $1,000 principal amount of Notes validly tendered prior to or at the Early Tender Date (as defined below) and accepted for purchase.
(4)

The Total Consideration (as defined below) for each series of Notes validly tendered prior to or at the Early Tender Date and accepted for purchase is calculated using the applicable Fixed Spread and is inclusive of the applicable Early Tender Payment. The Total Consideration for each series of Notes does not include accrued and unpaid interest, which will be payable in addition to the applicable Total Consideration.

The tender offers are being made upon the terms and subject to conditions described in the Offer to Purchase, dated April 7, 2022 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) which sets forth a detailed description of the tender offers. The Company reserves the right, but is under no obligation, to increase or decrease any of the Maximum Amounts in the table above in its sole discretion at any time without extending or reinstating withdrawal rights, subject to compliance with applicable law.

The tender offers for the Notes will expire at 11:59 p.m., New York City time, on May 4, 2022, or any other date and time to which the Company extends the applicable tender offer (such date and time, as it may be extended with respect to a tender offer, the “Expiration Date”), unless earlier terminated. Holders of Notes must validly tender and not validly withdraw their Notes prior to or at 5:00 p.m., New York City time, on April 20, 2022 (such date and time, as it may be extended with respect to a tender offer, the “Early Tender Date”), to be eligible to receive the applicable Total Consideration, which is inclusive of an amount in cash equal to the amount set forth in the table above under the heading “Early Tender Payment” (the “Early Tender Payment”), plus accrued and unpaid interest. If a holder validly tenders Notes after the applicable Early Tender Date but prior to or at the applicable Expiration Date, the holder will only be eligible to receive the applicable Late Tender Offer Consideration (as defined below), plus accrued and unpaid interest.

The applicable consideration (the “Total Consideration”) offered per $1,000 principal amount of each series of Notes validly tendered and accepted for purchase pursuant to the applicable tender offer will be determined in the manner described in the Offer to Purchase by reference to the applicable Fixed Spread for such Notes specified in the table above plus the applicable yield based on the bid-side price of the applicable U.S. Treasury Reference Security specified in the table above at 10:00 a.m., New York City time, on April 21, 2022. The “Late Tender Offer Consideration” is equal to the Total Consideration minus the Early Tender Payment. Holders will also receive accrued and unpaid interest on Notes validly tendered and accepted for purchase from the applicable last interest payment date up to, but not including, the applicable settlement date.

The Company intends to fund the purchase of validly tendered and accepted Notes with the net proceeds from its concurrent public offering of new senior notes, together with cash on hand, if necessary. Nothing contained in this press release shall constitute an offer to sell or a solicitation of an offer to buy any such new senior notes. The offering of the new senior notes is being made only by means of a prospectus and related prospectus supplement, which may be obtained for free by visiting EDGAR on the SEC Web site at www.sec.gov.

The tender offers will expire on the applicable Expiration Date. Except as set forth below, payment for the Notes that are validly tendered prior to or at the Expiration Date and that are accepted for purchase will be made on a date promptly following the Expiration Date, which is currently anticipated to be May 6, 2022, the second business day after the Expiration Date. The Company reserves the right, in its sole discretion, to make payment for Notes that are validly tendered prior to or at the Early Tender Date and that are accepted for purchase on an earlier settlement date, which, if applicable, is currently anticipated to be April 22, 2022, provided that the conditions to the satisfaction of the applicable tender offer are satisfied.

Tendered Notes may be withdrawn prior to or at, but not after, 5:00 p.m., New York City time, on April 20, 2022.

The tender offers are subject to the satisfaction or waiver of certain conditions, including a financing condition, which are specified in the Offer to Purchase. The tender offers are not conditioned on any minimum principal amount of Notes being tendered.

Information Relating to the Tender Offers

The Offer to Purchase is being distributed to holders beginning today. Morgan Stanley & Co. LLC, BofA Securities and Goldman Sachs & Co. LLC are the dealer managers for the tender offers. Investors with questions regarding the terms and conditions of the tender offers may contact Morgan Stanley & Co. LLC at (800) 624-1808 (toll-free) or (212) 761-1057 (collect), BofA Securities at (888) 292-0070 (toll-free) or (980) 387-3907 (collect) or by email at debt_advisory@bofa.com and Goldman Sachs & Co. LLC at (800) 828-3182 (toll-free) or (212) 902-6351 (collect). D.F. King & Co., Inc. is the tender and information agent for the tender offers. Investors with questions regarding the procedures for tendering Notes may contact the tender and information agent by email at kdp@dfking.com, or by phone at (212) 269-5550 (for banks and brokers only) or (866) 356-7814 (for all others toll-free). Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance.

The full details of the tender offers, including complete instructions on how to tender Notes, are included in the Offer to Purchase. Holders are strongly encouraged to read carefully the Offer to Purchase, including materials incorporated by reference therein, because they contain important information. The Offer to Purchase may be downloaded from D.F. King & Co., Inc.’s website at www.dfking.com/kdp or obtained from D.F. King & Co., Inc., free of charge, by calling (212) 269-5550 (for banks and brokers only) or (866) 356-7814 (for all others toll-free).

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders with respect to, the Notes. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The tender offers are being made solely pursuant to the Offer to Purchase made available to holders of the Notes. None of the Company or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the trustee with respect to any series of Notes is making any recommendation as to whether or not holders should tender or refrain from tendering all or any portion of their Notes in response to the tender offers. Holders are urged to evaluate carefully all information in the Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Notes in the tender offers, and, if so, the principal amount of notes to tender.

About Keurig Dr Pepper

Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue approaching $13 billion and approximately 27,000 employees. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes the owned brands of Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott’s®, CORE® and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company is committed to sourcing, producing and distributing its beverages responsibly through its Drink Well. Do Good. corporate responsibility platform, including efforts around circular packaging, efficient natural resource use and supply chain sustainability. For more information, visit www.keurigdrpepper.com.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” and “would,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements have been based on the Company’s current views with respect to future events and the consummation of the tender offers. These forward-looking statements are subject to a number of risks and uncertainties including prevailing market conditions, as well as other factors, including risks relating to the satisfaction of the conditions of the tender offers, including the financing condition. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s other filings with the SEC. In addition to these risk factors, uncertainties concerning ongoing hostilities between Russia and Ukraine and the related impacts on macroeconomic conditions, including, among other things, interest rates may also present certain risks, uncertainties and assumptions that might cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date that they were made. The Company does not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable law.

Investor Contact:

Steve Alexander

(972) 673-6769

steve.alexander@kdrp.com

Media Contact:

Katie Gilroy

(781) 418-3345

katie.gilroy@kdrp.com